EXHIBIT 4(b)

                             SUB-ADVISORY AGREEMENT

      AGREEMENT made as of the    day of                , 2000, by and between
FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (hereinafter referred to as "FAM"), and MERRILL LYNCH ASSET MANAGEMENT U.K. LIMITED, a corporation organized under the laws of England and Wales (hereinafter referred to as "MLAM U.K.").

                              W I T N E S S E T H:

      WHEREAS, MASTER INTERNET STRATEGIES TRUST (the "Trust") is a Delaware business trust engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

      WHEREAS, FAM and MLAM U.K. are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, MLAM U.K. is regulated by the Investment Management Regulatory Organization, a self-regulating organization recognized under the Financial Services Act of 1986 of the United Kingdom (hereinafter referred to as "IMRO"), and the conduct of its investment business is regulated by IMRO; and

      WHEREAS, FAM has entered into an investment advisory agreement (the
"Investment Advisory Agreement"), dated                     , 2000, pursuant to
which FAM provides management and investment and advisory services to the Trust; and

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      WHEREAS, MLAM U.K. is willing to provide investment advisory services to
FAM in connection with the Trust's operations on the terms and conditions hereinafter set forth; and

      WHEREAS, the Trust serves as the "master" portfolio for one or more "feeder" funds that invest all of their assets in the Trust and that have the same investment objective and policies as the Trust.

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, MLAM U.K. and FAM hereby agree as follows:

                                    ARTICLE I
                               Duties of MLAM U.K.

      FAM hereby employs MLAM U.K. to act as investment adviser to FAM and to furnish, or arrange for affiliates to furnish, the investment advisory services described below, subject to the broad supervision of FAM and the Trust, for the period and on the terms and conditions set forth in this Agreement. MLAM U.K. hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. FAM and its affiliates shall for all purposes herein be deemed a Non Private Customer as defined under the rules promulgated by IMRO (hereinafter referred to as the "IMRO Rules"). MLAM U.K. and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

      MLAM U.K. shall have the right to make unsolicited calls on FAM and shall provide MLAM with such investment research, advice and supervision as the latter may from time to


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time consider necessary for the proper supervision of the assets of the Trust;
shall make recommendations from time to time as to which securities shall be purchased, sold or exchanged and what portion of the assets of the Trust shall be held in the various securities in which the Trust invests, options, futures, options on futures or cash; all of the foregoing subject always to the restrictions of the Declaration of Trust and By-Laws of the Trust, as they may be amended and/or restated from time to time, the provisions of the Investment Company Act and the statements relating to the Trust's investment objective, investment policies and investment restrictions as the same are set forth in the Registration Statement of the Trust filed with the Securities and Exchange Commission under the Investment Company Act, as amended from time to time. MLAM U.K. shall make recommendations and effect transactions with respect to foreign currency matters, including foreign exchange contracts, foreign currency options, foreign currency futures and related options on foreign currency futures and forward foreign currency transactions. MLAM U.K. shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities of the Trust shall be exercised.

      MLAM U.K. will not hold money on behalf of FAM or the Trust, nor will MLAM U.K. be the registered holder of the registered investments of FAM or the Trust or be the custodian of documents or other evidence of title.

                                   ARTICLE II
                       Allocation of Charges and Expenses

      MLAM U.K. assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof and shall


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pay all compensation of officers of the Trust and all Trustees who are affiliated persons of MLAM U.K.

                                   ARTICLE III
                            Compensation of MLAM U.K.

      For the services rendered, the facilities furnished and expenses assumed by MLAM U.K., FAM shall pay to MLAM U.K. a fee in an amount to be determined from time to time by FAM and MLAM U.K. but in no event in excess of the amount that FAM actually receives for providing services to the Trust pursuant to the Investment Advisory Agreement.

                                   ARTICLE IV
                      Limitation of Liability of MLAM U.K.

      MLAM U.K. shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered with respect to the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, MLAM U.K. shall include any affiliates of MLAM U.K. performing services for FAM contemplated hereby and directors, officers and employees of MLAM U.K. and such affiliates.

                                    ARTICLE V
                             Activities of MLAM U.K.

      The services of MLAM U.K. to the Trust are not to be deemed to be exclusive, MLAM U.K. and any person controlled by or under common control with MLAM U.K. (for purposes of this Article V referred to as "affiliates") being free to render services to others. It is understood


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that Trustees, officers, employees and shareholders of the Trust are or may become interested in MLAM U.K. and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of MLAM U.K. and its affiliates are or may become similarly interested in the Trust, and that MLAM U.K. and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Trust as shareholders or otherwise.

                                   ARTICLE VI
                   MLAM U.K. Statements Pursuant to IMRO Rules

      Any complaints concerning MLAM U.K. should be in writing addressed to the attention of the Managing Director of MLAM U.K. FAM has the right to obtain from MLAM U.K. a copy of the IMRO complaints procedure and to approach IMRO and the Investment Ombudsman directly.

      MLAM U.K. may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding Investments Not Readily Realisable (as that term is used in the IMRO Rules) or investments denominated in a currency other than British pound sterling. There can be no certainty that market makers will be prepared to deal in unlisted or thinly traded securities and an accurate valuation may be hard to obtain. The value of investments recommended by MLAM U.K. may be subject to exchange rate fluctuations which may have favorable or unfavorable effects on investments.

      MLAM U.K. may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding options, futures or contracts for differences. Markets can be


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highly volatile and such investments carry a high degree of risk of loss exceeding the original investment and any margin on deposit.

                                   ARTICLE VII
                   Duration and Termination of this Agreement

      This Agreement shall become effective as of the date first above written and shall remain in force until two years after the date first above written, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      This Agreement may be terminated at any time, without the payment of any penalty, by FAM or by vote of a majority of the outstanding voting securities of the Trust, or by MLAM U.K., on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Investment Advisory Agreement. Any termination shall be without prejudice to the completion of transactions already initiated.

                                  ARTICLE VIII
                          Amendments of this Agreement

      This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees of the Trust or by the vote of a majority of outstanding voting securities of the Trust and (ii) a majority of those Trustees who are not parties to this Agreement


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or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE IX
                          Definitions of Certain Terms

      The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                    ARTICLE X
                                  Governing Law

      This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                    FUND ASSET MANAGEMENT, L.P.


                                    By:
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                                            Title:

                                    MERRILL LYNCH ASSET MANAGEMENT U.K. LIMITED


                                    By:
                                       ----------------------------------------
                                            Title:


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